CERTIFICATE OF AMENDMENT
                                   OF
                        ARTICLES OF INCORPORATION

FRANK J. SCOVILLE and ANN SCOVILLE certify that:
        1. They are the president and secretary, respectively, of AQUACHLOR MARKETING, INC. a Utah Corporation.,
        2. ARTICLE IV NUMBER of the Articles of Incorporation of this corporation is amended as follows:
        "THIS CORPORATION IS AUTHORIZED TO ISSUE ONLY ONE CLASS
         OF STOCK:  THE TOTAL NUMBER OF SHARES WHICH THIS CORPORATION
         IS AUTHORIZED TO ISSUE FIFTY MILLION (50,000,000) SHARES;
         THE PAR VALUE PER SHARE IS ONE MIL ($0.001) PER SHARE OF
         COMMON VOTING STOCK: AND EACH SHARE OF COMMON STOCK PRESENTLY ISSUED AND OUTSTANDING BE EXCHANGED FOR FIVE (5) OF THE NEW
         ONE MILL ($0.001) PAR VALUE COMMON VOTING SHARES OF STOCK".
        3. The foregoing amendment of Article of Incorporation has been approved by the required vote of the Board of Directors.
        4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Utah Law. The total number of outstanding shares of the corporation is 1,135,584 times 5 = 5,677,920 shares. The number of shares voted in favor of the amendment (90%) equaled or exceeds the vote required. The percentage vote required was more than 50%.
        We further declare under penalty of perjury under the laws of the State of Utah that the matters set forth in this certificate are true and correct to our own knowledge.
        This meeting was held November 21, 1988.
DATED:  November 21, 1988

by:/s/Frank J. Scoville
----------------------------
Frank J. Scoville, President

by:/s/Ann Scoville
----------------------------
Ann Scoville, Secretary

                                               /s/Cynthia O. Duscoll
                                               ---------------------
                                               Notary